Exhibit 99.3

KYPHON INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$144,942	$102,678	$417,410	$295,168

Operating costs and expenses:
Cost of goods sold	19,719	13,046	58,715	36,924
Research and development	13,462	10,376	38,726	28,613
Sales and marketing	62,968	48,609	190,464	142,644
General and administrative	23,035	15,307	62,992	43,371
Certain litigation charges	75,000	—	75,000	—
Amortization of acquired intangible assets	5,480	283	15,299	849
In-process research and development	—	—	21,300	—
Total operating expenses	199,664	87,621	462,496	252,401

Income (loss) from operations	(54,722)	15,057	(45,086)	42,767
Interest expense	(4,140)	—	(19,589)	—
Interest income and other, net	1,863	2,254	3,986	6,457
Income (loss) before income taxes	(56,999)	17,311	(60,689)	49,224
Provision for income taxes	8,340	7,780	16,270	21,720
Net income (loss)	$(65,339)	$9,531	$(76,959)	$27,504

Net income (loss) per share:
Basic	$(1.42)	$0.21	$(1.69)	$0.62

Diluted	$(1.42)	$0.21	$(1.69)	$0.60

Weighted-average shares outstanding:
Basic	45,990	44,572	45,616	44,313

Diluted	45,990	46,305	45,616	46,158

The accompanying notes are an integral part of these condensed consolidated financial statements.

KYPHON INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts, unaudited)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$41,073	$81,939
Investments	—	120,214
Accounts receivable, net	103,447	73,859
Inventories	18,780	11,869
Prepaid expenses and other current assets	15,169	7,520
Deferred tax assets	15,461	6,072
Total current assets	193,930	301,473
Property and equipment, net	45,024	27,590
Goodwill	554,967	4,802
Intangible assets, net	200,562	9,940
Deferred tax assets	—	14,955
Other assets	115,306	69,846
Total assets	$1,109,789	$428,606

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,765	$10,447
Accrued liabilities	141,059	62,980
Debt – short term	170,000	—
Total current liabilities	327,824	73,427
Other liabilities	33,613	10,479
Debt – long term	391,740	—
Deferred tax liabilities	58,145	—
Total liabilities	811,322	83,906

Commitments and contingencies (Note 10)

Stockholders’ equity:
Common stock, $0.00 1 par value per share	46	45
Additional paid-in capital	314,637	284,672
Treasury stock, at cost	(201)	(201)
Accumulated other comprehensive income	2,927	1,607
Retained earnings (accumulated deficit)	(18,942)	58,577
Total stockholders’ equity	298,467	344,700
Total liabilities and stockholders’ equity	$1,109,789	$428,606

The accompanying notes are an integral part of these condensed consolidated financial statements.

KYPHON INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(76,959)	$27,504
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for accounts receivable allowances	969	525
Provision for excess and obsolete inventories	2,688	1,201
Depreciation and amortization	31,279	4,738
Loss on disposal of property and equipment	3	211
Deferred tax assets	(6,422)	(5,345)
Tax benefits related to stock-based compensation plans	7,848	4,788
Excess tax benefit related to stock-based compensation plans	(6,529)	(3,522)
Stock-based compensation	25,107	20,862
Certain litigation charges	75,000	—
In-process research and development	21,300	—
Changes in operating assets and liabilities (net of acquired amounts):
Accounts receivable	(14,696)	(8,099)
Inventories	(2,350)	(3,520)
Prepaid expenses and other current assets	(2,637)	(2,112)
Accounts payable	3,496	107
Accrued liabilities	(1,586)	8,681
Other	18,646	945
Net cash provided by operating activities	75,157	46,964

Cash flows from investing activities:
Purchase of property and equipment	(21,308)	(9,392)
Acquisition of St. Francis, net of cash acquired	(727,709)	—
Nonrefundable deposit for acquisition	(40,000)	—
Maturities and sales of investments	120,215	120,318
Purchase of investments	—	(133,525)
Net cash used in investing activities	(668,802)	(22,599)

Cash flows from financing activities:
Proceeds from term loan, net	416,342	—
Proceeds from issuance of convertible notes, net	390,000	—
Proceeds from credit facility	240,000	—
Repayment of term loan	(425,000)	—
Repayment of credit facility	(70,000)	—
Proceeds from sale of warrants	76,614	—
Purchase of call options	(112,000)	—
Proceeds from issuance of common stock	8,264	6,286
Proceeds from exercise of stock options	20,442	9,182
Excess tax benefit related to stock-based compensation plans	6,529	3,522
Net cash provided by financing activities	551,191	18,990
Effect of foreign exchange rate changes on cash and cash equivalents	1,588	647
Net increase (decrease) in cash and cash equivalents	(40,866)	44,002
Cash and cash equivalents at beginning of period	81,939	76,149
Cash and cash equivalents at end of period	$41,073	$120,151

The accompanying notes are an integral part of these condensed consolidated financial statements.

KYPHON INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1—Organization, Basis of Presentation, and Significant Accounting Policies:

Organization

Kyphon Inc. (“Kyphon” or the “Company”) is focused on the design, manufacture and marketing of single-use and implantable medical device products used by spine specialists in minimally invasive procedures for the treatment and restoration of spinal anatomy and the diagnosis of low back pain. The Company is currently commercializing products including its KyphX proprietary balloon technologies for the repair of spinal fractures, the X-STOP Interspinous Process Decompression (“IPD”) and Aperius PercLID technologies for the treatment of lumbar spinal stenosis (“LSS”) and the Discyphor product line for performing the Functional Anaesthetic Discography (“F.A.D.”) procedure to assist in diagnosing the source of low back pain. The Company markets its products through sales representatives in North America and through a combination of sales representatives, distributors and agents in its international markets. The Company is headquartered in Sunnyvale, California, and has subsidiaries in many countries in Europe, as well as in Canada, Japan, Australia and South Africa.

On July 26, 2007, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Medtronic, Inc., a Minnesota corporation (“Medtronic”), and Jets Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Medtronic (“Merger Sub”). On November 2, 2007, pursuant to the Merger Agreement Medtronic acquired all of the outstanding shares of the Company for $71.00 per share in cash and Merger Sub was merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Medtronic. At the time of filing of this Form 10-Q, Medtronic, through its affiliates, is the sole shareholder of the Company (see Note 2).

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The year-end condensed consolidated balance sheet data was derived from audited financial statements as of that date; however, the accompanying financial statements do not include all annual disclosures required by accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement have been included. The results for the three and nine-month periods ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007, or for any future period. These unaudited condensed consolidated financial statements and notes should be read in conjunction with the consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2006, which was filed with the SEC on February 28, 2007.

Significant Accounting Policies

The Company’s significant accounting policies are disclosed in the Company’s Form 10-K for the year ended December 31, 2006. Except for the Company’s adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” effective January 1, 2007 (see Note 11) and as discussed below, the Company’s significant accounting policies have not changed significantly as of September 30, 2007.

Revenue Recognition

The Company’s revenue is derived primarily from the sale of its products to customers, distributors and sales agents.  The Company sells its products through a direct sales organization in the United States, Europe and Canada.  The Company also has distributors in other countries in which they do not have a direct sales force.  As a result of the acquisition of St. Francis Medical Technologies, Inc. (“St. Francis”), the Company also has sales agents in certain countries in which it does not have a direct sales force or distributor.  For transactions with the Company’s sales agents, revenue is recognized at the time the product has been used or implanted.  For all other sales transactions revenue is considered to be realized or realizable and earned when all of the following criteria are met: persuasive evidence of a sales arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectibility is reasonably assured.  These criteria are generally met at the time of shipment when the risk of loss and title passes to the customer or distributor.  Provisions for discounts and rebates are recorded as a reduction of revenue in the period revenue is recognized.  Provisions for estimated returns are based upon historical trends and are recorded as a reduction of revenue in the period revenue is recognized.

Freight billed to customers is included in net sales, and expenses incurred for shipping products to customers are included in cost of goods sold.

Reclassification

Certain amounts in the prior year’s condensed consolidated financial statements have been reclassified to conform to the current year’s presentation. The reclassification had no impact on the previously reported net income.

NOTE 2—Merger with Medtronic, Inc.

On November 2, 2007, after receipt of all necessary clearances and approvals from U.S. and foreign competition authorities and the holders of a majority of the outstanding shares of the Company’s common stock, the Company became a wholly owned subsidiary of Medtronic.

On the terms and subject to the conditions of the Merger Agreement, which was approved by the shareholders of the Company, at the effective time of the Merger, which occurred on November 2, 2007 (the “Effective Time”), each share of common stock, par value $0.001, of the Company (“Kyphon’s Common Stock”) issued and outstanding prior to the Effective Time (other than shares held by the Company, Medtronic or their subsidiaries, which was canceled without payment of any consideration, was converted into the right to receive $71.00 in cash, without interest (the “Merger Consideration”). Each outstanding option to purchase Kyphon’s Common Stock held by non-employee directors, or vested and exercisable as of the Effective Time and held by employees or consultants, was canceled in exchange for the right to receive in cash the amount by which the Merger Consideration exceeds the exercise price. Each outstanding option to acquire Kyphon’s Common Stock that was not vested and exercisable as of the Effective Time and was held by an employee or consultant, remained outstanding and was converted into the right to acquire a number of shares of Medtronic common stock as determined by reference to the Merger Consideration and the trading price of Medtronic common stock for the ten trading days prior to the Effective Time. Unvested restricted stock and restricted stock units were also assumed on the basis described in the Merger Agreement. Unvested securities will be fully accelerated upon an employee’s termination without cause or upon effective termination, i.e. resignation for “good reason,” within twelve months after the Effective Time.

NOTE 3—Acquisitions:

St. Francis Medical Technologies, Inc.

On January 18, 2007, the Company acquired all of the fully diluted equity of St. Francis, a privately held, California-based company that manufactures the X-STOP IPD System, an interspinous process device for treating LSS that has been approved for marketing by the United States Food and Drug Administration (“FDA”) and which carries the CE Mark (a mark that allows the Company to market a product throughout the European Union). The purpose of the St. Francis acquisition was to enter the market for the treatment of LSS in the United States and worldwide. LSS is a narrowing or constriction of the spinal canal, and/or the peripheral passages through which the nerve roots pass, causing impingement on the spinal cord and the nerve roots extending from the spinal cord to the legs. LSS manifests itself primarily during extension (bending backwards) of the spine, and the X-STOP is therefore designed to limit extension at the treated level. The X-STOP technology is complementary to the Company’s own extension—limiting technology for the treatment of LSS, the next-generation, percutaneous Aperius PercLID device, which the Company has now commercially launched in Europe.

The total purchase price, excluding transaction costs, of $725,280,000 was comprised of $525,280,000 in cash upon closing, plus additional revenue-based contingent payments of up to $200,000,000 which were payable in either cash or a combination of cash and stock, at the Company’s election. The purchase price was supported by estimates of future sales and earnings of St. Francis, as well as the value of the acquired workforce and other projected synergies which contributed to the purchase price being in excess of the fair value of net assets acquired. The future payments were contingent upon the attainment of certain revenue thresholds during specified periods through June 2008. Under the terms of the Company’s merger agreement with St. Francis, the revenue-based contingent payments became due as a result of the Company’s proposed Merger with Medtronic, and were paid in full during the three months ended September 30, 2007. Accordingly, this amount has been recognized as additional goodwill. The Company financed the initial transaction and the contingent payments through a combination of cash on hand and debt financing (see Note 9).

The total preliminary purchase price at the date of acquisition (“Original Amount”) and the adjusted preliminary purchase price including the $200,000,000 of contingent payments made for the acquisition of St. Francis is as follows (in thousands):

	Original Amount	Adjustments	Amount as of September 30, 2007
Cash	$108,938	$30,000	$138,938
Debt issued (net)	416,342	170,000	586,342
Estimated direct transaction costs	5,868	135	6,003
Total preliminary purchase price	$531,148	$200,135	$731,283

The results of operations of St. Francis were included in the Company’s consolidated financial statements effective January 18, 2007.

Preliminary Purchase Price Allocation

The preliminary allocation of the purchase price to St. Francis’s tangible and identifiable intangible assets acquired and liabilities assumed was based on their estimated fair values at the date of acquisition as determined by the Company’s management. The Company is responsible for determining the valuation of the intangible assets acquired. Further adjustments to these estimates may be included in the final allocation of the purchase price of St. Francis, if the adjustment is determined within the purchase price allocation period (up to twelve months from the closing date). The excess of the purchase price over the tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. The preliminary purchase price at the acquisition date (“Original Amount”) and the revised preliminary purchase price as of September 30, 2007, have been allocated as follows (in thousands):

	Original Amount	Adjustments	Amount as of September 30, 2007
Tangible net assets acquired	$19,336	$(110)	$19,226
Identifiable intangible assets	204,900	1,000	205,900
In-process research and development	21,300	—	21,300
Unearned compensation	3,939	—	3,939
Goodwill	352,510	197,502	550,012
Deferred tax liability, net of deferred tax asset	(70,837)	1,743	(69,094)
Total preliminary purchase price	$531,148	$200,135	$731,283

The Company has estimated the fair value of tangible assets acquired and liabilities assumed. These estimates are subject to further review by the Company’s management upon completion of the audit of St. Francis consolidated financial statements for the year ended December 31, 2006. As a result of the ongoing analysis of the St. Francis consolidated financial statements, adjustments have been made to the tangible net assets acquired. The allocation of the purchase price is substantially complete, with the remaining allocation to be completed pending the analysis of the St. Francis consolidated financial statements and the resolution of certain tax matters, which the Company expects to record as an adjustment to goodwill and deferred taxes. Adjusted tangible assets and liabilities assumed consist of the following as of September 30, 2007 (in thousands):

Cash	$3,574
Accounts receivable	12,957
Inventory	9,677
Prepaid and other current assets	781
Property and equipment	317
Other assets	1,513
Accounts payable	(2,467)
Accrued liabilities	(6,584)
Other long-term liabilities	(542)
$19,226

Tangible net assets acquired include liabilities for estimated facility exit costs of approximately $472,000, employee severance costs of approximately $141,000 and approximately $1,784,000 of exit costs relating to distributor agreements. Through September 30, 2007, the Company had paid approximately $1,034,000 of the distributor exit costs and all of the employee severance costs. The Company expects to pay the remaining distributors and to vacate the St. Francis facility by the end of 2007.

The Company has estimated the fair value of the acquired identifiable intangible assets, which are subject to amortization, using the income approach, which included an analysis of the completion costs, cash flows, other required assets and risk associated with achieving such cash flows. No amount of goodwill is expected to be deductible for tax purposes. The changes in the net tangible assets acquired, as discussed above, resulted in an adjustment to the fair value of the acquired identifiable intangible assets. The estimated fair value of the acquired intangible assets will be amortized over an estimated useful life of 10 years.

The Company has estimated the fair value of the in-process research and development. In-process research and development represents St. Francis’s research and development projects that had not reached technological feasibility and had no alternative future use when acquired. The in-process projects related primarily to the development of percutaneous and cervical products. Accordingly, the in-process research and development costs were expensed in the Company’s consolidated financial statements in the three months ended March 31, 2007.

The income approach was used to value the purchased in-process research and development, which included an analysis of the completion costs, cash flows, other required assets and risk associated with achieving such cash flows. The present value of the cash flows was calculated using a risk-adjusted discount rate of 18.0%. The revenues, expenses, cash flows and other assumptions underlying the estimated fair value of the purchased in-process research and development involve significant risks and uncertainties. The risks and uncertainties associated with completing the purchased in-process projects include retaining key personnel and being able to successfully and profitably produce, market and sell related products.

The Company recorded unearned compensation of $3,939,000 representing the portion of the cash issuable to certain St. Francis employee shareholders placed in an escrow account and subject to vesting and forfeiture based on continued employment. Amounts vest ratably over a period of two to six months based on continued employment and were recorded as compensation expense by the Company. During the three and nine months ended September 30, 2007, the Company recognized compensation expense of $17,000 and $3,939,000, respectively, relating to the vesting of these escrowed amounts.

Pro Forma Financial Information (Unaudited)

The following unaudited pro forma financial information is based on the respective historical financial statements of the Company and St. Francis. The unaudited pro forma financial information reflects the consolidated results of operations as if the acquisition of St. Francis occurred at the beginning of each period and includes the amortization of the resulting identifiable acquired intangible assets, effects of the estimated write-up of St. Francis inventory to fair value on cost of goods sold, compensation expense related to the vesting of the escrowed purchase consideration, interest expense on the term loan used to finance the acquisition and the related income tax effects calculated at the applicable statutory rate. The pro forma data for the nine month period ended September 30, 2006 includes a non-recurring charge, consisting of in-process research and development of $21,300,000. The unaudited pro forma financial data presented are not necessarily indicative of the Company’s results of operations that might have occurred had the transaction been completed at the beginning of each period, as applicable, and do not purport to represent what the Company’s consolidated results of operations might be for any future period (in thousands, except per share amounts).

	Three Months Ended September 30, 2006	Nine Months Ended September 30,
		2007	2006
Pro forma net sales	$119,456	$420,506	$331,693
Pro forma net income (loss)	7,183	$(84,646)	$(12,123)

Pro forma net income (loss) per share:
Basic	$0.16	$(1.86)	$(0.27)
Diluted	$0.16	$(1.86)	$(0.27)

Weighted-average shares outstanding:
Basic	44,572	45,616	44,313
Diluted	46,305	45,616	44,313

Disc-O-Tech Medical Technologies, Ltd.

On December 20, 2006, the Company entered into two definitive agreements to acquire all of the spine-related product assets and associated intellectual property rights of Disc-O-Tech Medical Technologies Ltd. and its U.S. subsidiary (collectively, “Disc-O-Tech”) in two transactions to be accounted for using the purchase method of accounting. Completion of the first agreement concerning Disc-O-Tech’s non-vertebroplasty spine-related assets will enable the Company to further broaden its focus in minimally invasive spine therapies by adding the B-Twin™ Expandable Spinal System technology for minimally invasive fusion in patients with degenerative disc disease in the lumbar and cervical spine, which is CE marked but not presently available in the United States. The first agreement’s assets also include Disc-O-Tech’s SKy™ Bone Expander System, which is available only outside the United States for use in the treatment of vertebral compression fractures. The second agreement’s assets include Disc-O-Tech’s vertebroplasty-related Confidence™ Cement System (the “Confidence System”), which would be another option for the treatment of vertebral compression fractures and would be complementary to the Company’s existing KyphX technology, depending on a patient’s individual needs and a clinician’s goals for his or her patients.

The aggregate estimated purchase price for both agreements, excluding transaction costs, is approximately $220,000,000, plus a contingent payment of up to $20,000,000 payable in cash for the development of future technologies. Upon the signing of the first agreement on December 20, 2006, the Company made a nonrefundable payment of $60,000,000 to Disc-O-Tech, comprised of $20,000,000 in cash and the release of $40,000,000 that was held in escrow. On February 1, 2007, the Company made an additional nonrefundable payment of $40,000,000 to Disc-O-Tech. As of September 30, 2007, these aggregate payments of $100,000,000 are presented as a nonrefundable deposit on the accompanying balance sheet within Other Assets. In November 2007, the Company completed its acquisition of the non-vertebroplasty spine-related assets and associated intellectual property rights of Disc-O-Tech. This transaction will be accounted for using the purchase method of accounting.

Under the second agreement, the Company agreed to make nonrefundable payments to Disc-O-Tech for an aggregate amount of $120,000,000 in cash on a deferred basis, payable in three equal annual installments beginning in January 2008, plus $20,000,000 of contingent payments for the development of future technologies. In October 2007, the Company entered into a Consent Decree with the FTC and U.S. Department of Justice with respect to its acquisition of the vertebroplasty spine-related assets and associated intellectual property rights of Disc-O-Tech. Under the terms of the Consent Decree, the Company agreed to divest the vertebroplasty spine-related assets and associated intellectual property rights of Disc-O-Tech encompassed by the second agreement.

In November 2007, the Company entered into a definitive agreement to divest substantially all of the vertebroplasty spine-related assets and associated intellectual property rights of Disc-O-Tech encompassed by the second agreement.

Under the terms of the divestiture agreement, the acquirer agreed to assume substantially all of the Company’s payment obligations under the vertebroplasty acquisition agreements. The divestiture agreement remains subject to regulatory clearances and other customary conditions.

NOTE 4—Stock-Based Compensation:

Stock Plans

The Company reserved shares of common stock for issuance under the 1996 Stock Incentive Plan (the “1996 Plan”). Under the 1996 Plan, the Board of Directors was authorized to issue incentive stock options to employees and nonqualified stock options to consultants or employees of the Company. The 1996 Plan is inactive, and no shares have been granted under the 1996 Plan since 2002. Upon adoption of the 2002 Stock Plan, all shares previously available for grant under the 1996 Plan were transferred to the 2002 Stock Plan. Any cancellations thereafter from the 1996 Plan are automatically added back to the 2002 Stock Plan.

In April 2002, the Board of Directors adopted the 2002 Stock Plan, which was also approved by the Company’s stockholders in April 2002. The 2002 Stock Plan, which will terminate no later than 2012, provides for the granting of incentive stock options to employees and nonqualified stock options, restricted stock units, and stock purchase rights to employees, directors and consultants. In April 2007, the Board of Directors adopted an amended and restated 2002 Stock Plan, which was approved by the Company’s stockholders at the Company’s 2007 annual meeting of stockholders on June 14, 2007. The amended and restated 2002 Stock Plan was adopted for purposes of ensuring the Company’s ability to deduct, for tax purposes, compensation issued under the 2002 Stock Plan to certain of its executives pursuant to Section 162(m) of the Internal Revenue Code and to remove the Company’s ability to reprice options issued under the 2002 Stock Plan without first seeking stockholder approval for such repricing. To date, no repricings have occurred. In July 2007, the Board of Directors adopted an amended and restated 2002 Stock Plan that, in addition to stock options and stock purchase rights, provides for the grant of restricted stock units (“RSUs”). Generally, RSUs granted pursuant to the 2002 Stock Plan vest in three equal annual installments.  Within a specified period of time following vesting, a number of shares of the Company’s common stock corresponding to the number of RSUs vested will be issued to the applicable participant. At September 30, 2007, approximately 324,000 shares of common stock were subject to awards under the 2002 Stock Plan and approximately 463,000 shares of common stock remained reserved for future issuance under the 2002 Stock Plan.

In April 2002, the Board of Directors adopted the 2002 Director Option Plan. The 2002 Director Option Plan, which will terminate no later than 2012, provides for the granting of nonqualified stock options to non-employee directors. At September 30, 2007, 180,000 shares of common stock remained reserved for future issuance under the 2002 Director Option Plan.

For the 2002 Director Option Plan and the amended and restated 2002 Stock Plan, the administrator has the authority to determine to whom awards will be granted, the number of shares subject to such awards, the term, if applicable, and exercise price (which cannot be less than the estimated fair market value at the date of grant for incentive stock options or 85% of the estimated fair market value for nonqualified stock options). If an employee owns stock representing more than 10% of the outstanding shares, the exercise price of any incentive stock option shall be at least 110% of estimated fair market value, as determined by the Board of Directors. Options are exercisable at times and increments as specified by the administrator, and generally expire ten years from the date of grant. The other terms and conditions of awards are set by the administrator at the time of grant.

Pursuant to the terms of the Merger Agreement with Medtronic, the 2002 Stock Plan will remain outstanding and will continue to govern the terms of options and other equity-based compensation awards held by employees and non-employees that are unvested at the Effective Time and assumed by Medtronic pursuant to the Merger Agreement. Pursuant to the terms of the Merger Agreement, all vested options held by employees and consultants and all vested and unvested options held by non-employee directors were canceled at the Effective Time in exchange for the right to receive in cash the amount by which $71.00 per share exceeds the exercise price at the Effective Time. At the Effective Time, the Company recognized compensation expense associated with the acceleration of unvested options held by non-employee directors. In addition, the Company has previously entered into change of control severance agreements with each of its executive officers as well as with certain other members of its senior management. These agreements provide that if such individual’s employment is terminated within ninety days preceding a change of control (as defined in the change of control severance agreements) or twelve months following a change of control for reasons other than cause, disability, or death or by the individual for good reason (as defined in the change of control severance agreement) amongst other benefits, all restrictions on any outstanding equity-based compensation awards granted to the individual will terminate and the awards will become fully vested and immediately exercisable. The Company will recognize compensation expense associated with the acceleration of any unvested stock options or RSUs in the case of an individual terminated in accordance with the terms of the change of control severance agreement.

Employee Stock Purchase Plans

During 2006, the Company offered an Employee Stock Purchase Plan (the “2002 ESPP”) under which eligible employees were permitted to purchase common stock at a discount through payroll deductions. The 2002 ESPP contained consecutive, overlapping twenty-four month offering periods. Each offering period included four six-month purchase periods. The price of the common stock purchased was the lower of 85% of the fair market value of the common stock at the beginning of an offering period or at the end of a purchase period.

In June 2006, the Company’s stockholders approved the termination of the 2002 ESPP, effective after the February 1, 2007 purchase date, and the adoption of the 2007 Employee Stock Purchase Plan (the “2007 ESPP”). The 2007 ESPP took effect on February 1, 2007 and the 2002 ESPP automatically terminated after the final purchases under the 2002 ESPP were made on that date.  The 2007 ESPP reduced the “look-back” period available under any offering by eliminating the 24-month “look-back” period available under the 2002 ESPP and replacing it with a six-month “look-back” period.  The price of the common stock purchased under the 2007 ESPP was the lower of 85% of the fair market value of the common stock at the beginning or at the end of each six month offering period. The maximum number of shares authorized for sale under the 2007 ESPP was 1,000,000. The Board of Directors had the ability to amend, suspend or terminate the 2007 ESPP at any time. The Company issued approximately 266,000 shares of common stock under the 2002 ESPP and the 2007 ESPP during the nine months ended September 30, 2007.

Pursuant to the terms of the Merger Agreement with Medtronic, the 2007 ESPP terminated upon closing of the transaction with Medtronic on November 2, 2007. All payroll deductions made during the offering period in progress at the time of the termination of the 2007 ESPP, will be refunded to participants pursuant to the terms of the Merger Agreement with Medtronic. As the cancellation of the purchase period will not be accompanied by a concurrent replacement grant, any unrecognized compensation cost was recognized at the Effective Time for canceled awards.

Valuation and Expense Information

The Company accounts for all share-based payment awards made to employees and directors, including employee stock options, RSUs and employee stock purchases based on estimated fair values. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period for each separately vesting tranche of the award.  Employee stock-based compensation expense recognized for the three and nine months ended September 30, 2007 was approximately $9,197,000 and $22,746,000, respectively. For the same periods in 2006, employee stock-based compensation expense recognized was approximately $6,690,000 and $20,033,000, respectively.

The Company estimates the value of employee stock options on the date of grant using a binomial-lattice model. The binomial-lattice model used by the Company to value employee stock options on the date of grant considers a range of assumptions related to volatility, risk-free interest rate and employee exercise behavior. Expected volatilities are based on a blend of implied market volatilities, historical and peer group volatilities. The risk-free rate is derived from the U.S. Treasury zero-coupon yield curve in effect at the time of grant over the contractual term of the option. The binomial-lattice model also incorporates exercise and forfeiture assumptions based on an analysis of historical data. The expected life of the stock option grants is derived from the output of the binomial-lattice model and represents the period of time that options granted are expected to be outstanding.

In August 2007, the Company granted approximately 325,000 RSUs to certain employees. The RSUs vest over three years in three equal installments on the first, second and third anniversaries of the date of grant.  The Company estimates the value of RSUs based on the closing market price of the Company’s common stock on the date of grant. Based on the Company’s closing stock price of $65.93 on the date of grant, the total grant-date fair value of the RSUs is approximately $21,421,000 and is being amortized over the requisite service period for each separately vesting tranche of the award.

The effect of employee stock-based compensation expense recognized was as follows (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Stock-based compensation by type of award:
Employee stock options and RSUs	$8,631	$5,994	$21,257	$17,483
Employee stock purchase plan	750	641	1,888	2,691
Net amount capitalized as inventory and construction-in-progress	(184)	55	(399)	(141)
Total stock-based compensation expense	9,197	6,690	22,746	20,033
Tax effect on stock-based compensation	(2,946)	(1,892)	(8,065)	(6,190)
Net effect on net income (loss)	$6,251	$4,798	$14,681	$13,843

As of September 30, 2007, stock-based compensation expense of $399,000 was capitalized as follows: $167,000 and $232,000 within inventory and construction-in-process, respectively. As of December 31, 2006, stock-based compensation expense of approximately $150,000 was capitalized within inventory.

The following table shows total employee stock-based compensation expense for the three and nine months ended September 30, 2007 and 2006 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Cost of goods sold	$475	$390	$1,057	$947
Research and development	1,531	892	3,724	2,793
Sales and marketing	3,400	2,826	9,047	8,355
General and administrative	3,791	2,582	8,918	7,938
	$9,197	$6,690	$22,746	$20,033

Valuation Assumptions

The determination of the fair value of the Company’s employee stock options granted and employee stock purchase rights have been estimated using the following weighted-average assumptions:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Stock option plan:
Risk-free interest rate	4.39%	4.85%	4.67%	4.84%
Expected volatility	39%	45%	43%	45%
Expected life (in years)	4.99	5.09	5.06	5.09
Dividend yield	—	—	—	—
Fair value per option granted	$20.59	$14.50	$18.01	$14.66

Stock purchase plan:
Risk-free interest rate	4.47%	5.08%	4.85%	4.75%
Expected volatility	35%	37%	41%	37%
Expected life (in years)	0.50	0.50	0.54	0.67
Dividend yield	—	—	—	—
Fair value per share purchased	$16.98	$9.04	$15.22	$10.98

As of September 30, 2007, the Company had an unrecorded stock-based compensation balance related to stock options and RSUs of approximately $33,342,000 after estimated forfeitures, which will be recognized over an estimated weighted-average remaining requisite service period of 2.4 years.  As of September 30, 2007, the Company had an unrecorded stock-based compensation balance related to employee stock purchase rights of approximately $1,181,000, which was to be recognized over the next five months. As the cancellation of the purchase period will not be accompanied by a concurrent replacement grant, any unrecognized compensation cost was recognized at the Effective Time for canceled awards. During the nine months ended September 30, 2007, the Company granted approximately 572,000 stock options with an estimated total grant-date fair value of approximately $10,297,000, which will be recognized as expense over the requisite service period for each separately vesting tranche of the award.

Activities under the 2002 Director Option Plan, the 2002 Stock Plan and the 1996 Plan, (collectively, the “Plans”) are as follows:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
Balances, January 1, 2007	1,114,661	7,662,861	$26.06

Options granted	(571,650)	571,650	50.02
RSUs granted	(324,900)	—	—
Options exercised	—	(985,317)	20.75
Options cancelled/expired/forfeited	244,340	(244,340)	35.19
RSUs cancelled/expired/forfeited	550	—	—

Balances, September 30, 2007	463,001	7,004,854	$28.44

Non-Employee Stock-Based Compensation

The Company accounts for equity instruments issued to or held by non-employees at their fair value on the measurement date. In connection with the change of status from employee to consultant for certain employees, the Company allowed for the continued vesting of equity instruments over the designated consulting period. The Company uses the Black-Scholes option pricing model to measure the value of the options granted to or held by non-employees at each vesting date to determine the appropriate charge to stock-based compensation. The options generally vest ratably over the applicable service period of two to four years. The values attributable to these options have been amortized over the service period on a graded vesting method. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. The Company recognized stock-based compensation expense related to non-employee options as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Research and development	$954	$282	$1,962	$364
Sales and marketing	—	—	—	324
	$954	$282	$1,962	$688

NOTE 5—Net Income (Loss) Per Share:

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common stock shares outstanding for the period. Diluted net income per share is computed based upon the weighted-average number of common shares and giving effect to all potential dilutive common share equivalents outstanding during the period. Common share equivalents include stock options, RSUs, employee stock purchase rights and potential issuances of common stock under the assumed conversion of the Company’s Convertible Senior Notes. Potential common shares for outstanding stock options and RSUs are calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company’s outstanding stock options and vesting of the Company’s RSUs. The treasury stock method is affected by the amount of stock-based compensation attributable to future services and therefore not yet recognized. Common share equivalents are excluded from the computation in periods in which they have an anti-dilutive effect. Stock options and RSUs for which the exercise price exceeds the average market price over the period have an anti-dilutive effect on net income per share and, accordingly, are excluded from the calculation. When there is a net loss, other potentially dilutive common share equivalents are not included in the calculation of net loss per share since their inclusion would be anti-dilutive. In addition, common share equivalents related to the Company’s Convertible Senior Notes are anti-dilutive when the market price of the Company’s stock is below the conversion price of the Convertible Senior Notes and, therefore, are excluded from the calculation. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net income (loss) per share follows (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income (loss)	$(65,339)	$9,531	$(76,959)	$27,504
Basic weighted-average shares outstanding	45,990	44,572	45,616	44,313
Dilutive effect of:
Options to purchase common stock	—	1,733	—	1,845
Diluted weighted-average shares outstanding	45,990	46,305	45,616	46,158

Net income (loss) per share:
Basic	$(1.42)	$0.21	$(1.69)	$0.62
Diluted	$(1.42)	$0.21	$(1.69)	$0.60

As a result of the Company’s net loss during the three and nine months ended September 30, 2007, all potential common shares from outstanding stock options, unvested RSUs and convertible debt were excluded from the diluted net loss per share calculation. For the three months ended September 30, 2007, potential dilutive common share equivalents comprised outstanding options and RSUs of 2,730,000, employee stock purchase rights of 27,000, and common shares issuable upon conversion of the Company’s Convertible Senior Notes of 32,000. The diluted net loss per share calculation for the three months ended September 30, 2007 excludes interest expense on the Company’s Convertible Senior Notes as the shares issuable upon conversion of the notes would have been anti-dilutive. For the nine months ended September 30, 2007, potential dilutive common share equivalents comprised outstanding options of 2,403,000 and employee stock purchase rights of 22,000. For the nine months ended September 30, 2007, common share equivalents related to the Company’s Convertible Senior Notes were anti-dilutive since the market price of the Company’s stock was below the conversion price of the Convertible Senior Notes and, therefore, were excluded from the calculation.

NOTE 6—Comprehensive Income (Loss):

The changes in the components of other comprehensive income (loss) for the periods presented are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income (loss)	$(65,339)	$9,531	$(76,959)	$27,504
Changes in unrealized gains on available-for-sale investments, net of taxes	—	84	(2)	125
Translation adjustments	518	(328)	1,322	1,843
Total comprehensive income (loss)	$(64,821)	$9,287	$(75,639)	$29,472

The components of other comprehensive income (loss) are as follows (in thousands):

	September 30, 2007	December 31, 2006
Unrealized losses on available-for-sale investments, net of taxes	$(1)	$1
Translation adjustments	2,928	1,606
	$2,927	$1,607

NOTE 7—Inventories:

Inventories consisted of the following (in thousands):

	September 30, 2007	December 31, 2006
Raw materials	$4,691	$4,178
Work-in-process	3,087	2,850
Finished goods	11,002	4,841
	$18,780	$11,869

NOTE 8—Goodwill and Intangible Assets:

Changes in the carrying amount of goodwill during the respective periods are as follows (in thousands):

	Nine Months Ended September 30, 2007	Year Ended December 31, 2006
Goodwill, beginning of the year	$4,802	$4,310
Acquisition of St. Francis	550,012	—
Foreign currency translation	153	492
Goodwill, end of the period	$554,967	$4,802

The components of the Company’s intangible assets are as follows (in thousands):

	September 30, 2007
	Gross Carrying Amount	Foreign Currency Translation	Accumulated Amortization	Net	Amortization Period
Purchased technology	$216,921	$—	$(16,373)	$200,548	10 years
Patent	142	30	(158)	14	5 years
Total other intangibles	$217,063	$30	$(16,531)	$200,562

	December 31, 2006
	Gross Carrying Amount	Foreign Currency Translation	Accumulated Amortization	Net	Amortization Period
Purchased technology	$11,000	$—	$(1,100)	$9,900	10 years
Patent	142	30	(132)	40	5 years
Total other intangibles	$11,142	$30	$(1,232)	$9,940

Amortization expense for the three months ended September 30, 2007 and 2006 was approximately $5,480,000 and $283,000, respectively. Amortization expense for the nine months ended September 30, 2007 and 2006 was approximately $15,299,000 and $849,000, respectively. Based on the intangible assets balance at September 30, 2007, the Company expects to recognize amortization expense of approximately $5,432,000 for the remaining three months of 2007, approximately $21,699,000 in 2008, approximately $21,693,000 for each year from 2009 through 2014, approximately $21,691,000 in 2015, approximately $20,590,000 in 2016, and approximately $992,000 in 2017.

NOTE 9—DEBT:

Credit and Term Loan Facilities

In October 2006, the Company entered into a syndicated credit facility which provided the Company with a five-year, $300,000,000 revolving line of credit, including a $50,000,000 sublimit for the issuance of standby letters of credit, a $25,000,000 sublimit for swing line loans and a $100,000,000 sublimit for multicurrency borrowings. On January 18, 2007, the Company amended the syndicated credit facility and, in conjunction with the acquisition of St. Francis, the Company, together with certain of its subsidiaries, entered into a Credit Agreement to replace and refinance the above-described syndicated credit facility (the “Credit Agreement”). The credit facilities thereunder were syndicated to a group of lenders (collectively, the “Lenders”).

The Credit Agreement provides for a $250,000,000 senior secured revolving credit facility (the “Revolving Credit Facility”), maturing October 20, 2011, which can be expanded to $300,000,000 under certain circumstances. The Revolving Credit Facility includes a $50,000,000 sublimit for the issuance of standby U.S. dollar letters of credit, a $25,000,000 sublimit for U.S. dollar swingline loans and a $100,000,000 sublimit for multicurrency borrowings. In connection with the Revolving Credit Facility, as amended, the Company has capitalized aggregate debt issuance costs of approximately $3,238,000 as of September 30, 2007 which are being amortized over the term of the facility. The Credit Agreement also provided for a $425,000,000 term loan facility maturing seven years from the closing date (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Facility”). The Company may terminate or permanently reduce the commitments available under the Revolving Credit Facility and prepay the Term Loan Facility without premium or penalty at any time.

The Facility was used by the Company to finance the acquisition of St. Francis, (the “Acquisition”) and may be used for general corporate purposes including acquisitions, capital expenditures, working capital and other purposes. In addition to certain initial fees, the Company is obligated to pay a commitment fee of 0.25-0.50% per annum (such range of limits being related to the consolidated leverage ratio of the Company) based on the total revolving commitment available to be drawn, which is payable quarterly in arrears. In January 2007, in connection with the Acquisition, the Company borrowed $425,000,000 under this Facility. In connection with the Term Loan Facility, the Company incurred underwriting fees and expenses of $7,480,000. These costs were classified as a debt discount and were being accreted to interest expense over the life of the Term Loan Facility. Debt issuance costs of approximately $655,000 were capitalized within Other Assets and were subject to amortization over the term of the facility. In February 2007, the Company repaid the outstanding balance of the Term Loan Facility with the proceeds from the Convertible Senior Notes offering and borrowings under the Revolving Credit Facility. As a result of the full repayment of the Term Loan Facility the Company fully amortized the associated debt issuance costs and debt discount of approximately $8,135,000 to interest expense in the three months ended March 31, 2007.

Under the terms of the Company’s merger agreement entered into in connection with its acquisition of St. Francis, the revenue-based contingent payments of up to $200,000,000 became due as a result of the Company’s proposed Merger with Medtronic. The Company funded $170,000,000 of the $200,000,000 payment to St. Francis’ security holders through borrowings under the Company’s Credit Agreement. In connection with the Company’s draw-down in August 2007, the Company entered into Amendment No. 2 to the Credit Agreement with Bank of America, N.A., in its capacity as agent for the Lenders, pursuant to which the Lenders waived any default arising from such payment to St. Francis’ security holders.

Borrowings under the Revolving Credit Facility bear interest at Base Rate plus 0.25-1.25% or LIBOR plus 1.25-2.25% (such range of limits being related to the consolidated leverage ratio of the Company). Letter of credit fees are based on the LIBOR loan margins.

The Company’s obligations under the Facility are collateralized by substantially all of the assets of the Company.

The Credit Agreement contains customary affirmative covenants regarding the Company and its subsidiaries. Upon the occurrence of an event of default under the Credit Agreement, the Lenders could elect to declare all amounts outstanding under the Facility to be immediately due and payable. Events of default under the Credit Agreement include payment defaults, breaches of covenants and bankruptcy events.

The Credit Agreement contains negative covenants which restrict the Company from: (i) incurring liens other than liens incurred pursuant to the Facility and other customary permitted liens; (ii) making investments, other than customary permitted investments and investments subject to certain baskets; (iii) incurring debt other than indebtedness pursuant to the Credit Agreement, subordinated indebtedness, an unsecured convertible note offering, customary permitted indebtedness and indebtedness subject to certain baskets; (iv) entering into mergers and consolidations other than the Acquisition (as defined in the Credit Agreement), acquisitions paid 100% with equity of the Company or acquisitions not exceeding a certain purchase price, where such limitation on price is based on the consolidated senior secured leverage ratio and other limitations; (v) selling assets, subject to certain customary exceptions; (vi) issuing dividends, stock redemptions and other restricted payments; (vii) incurring capital expenditures exceeding a certain threshold; (viii) certain transactions with affiliates; (ix) paying the earnout obligations of the Company incurred in connection with the Acquisition in cash under certain circumstances; (x) permitting the consolidated interest coverage ratio to fall below a certain threshold and the consolidated leverage ratio and the consolidated senior secured leverage ratio to be greater than a certain threshold; (xi) prepaying subordinated indebtedness, other than prepayments pursuant to a refinancing permitted thereunder or if certain requirements are satisfied and (xi) other actions restricted by other customary negative covenants for a facility of this nature.

As a result of the Company’s October 26, 2007 proposed settlement with the U.S. Attorney’s Office in connection with the investigation into the Company’s sales and marketing practices (see Note 10), the Company has recorded a $75,000,000 loss contingency within operations for the three months ended September 30, 2007.  As a result, the Company’s consolidated leverage ratio exceeded the maximum leverage ratio permitted under the Credit Agreement at September 30, 2007.  The Company has accordingly presented the $170,000,000 in outstanding borrowings at September 30, 2007 as a current liability on the accompanying Condensed Consolidated Balance Sheet as of September 30, 2007. In addition, the Company has presented the related debt issuance costs of $3,238,000 as a current asset on the accompanying Condensed Consolidated Balance Sheet as of September 30, 2007. On November 2, 2007, in connection with the closing of the Merger with Medtronic, the outstanding borrowings were repaid in full and the Company terminated the Credit Agreement. As a result of the termination of the Credit Agreement the Company fully amortized the associated debt issuance costs to interest expense during November 2007.

On November 2, 2007, the Company entered into a new Credit Agreement (the “New Credit Agreement”) with The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the “New Lender”). The New Credit Agreement provides for a $300,000,000 unsecured revolving credit facility (the “New Facility”) maturing November 2, 2010. The Company may terminate or permanently reduce the commitments available under the New Facility and prepay the New Facility without premium or penalty at any time.

All amounts due to the New Lender from the Company under the New Credit Agreement whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, are guaranteed by Medtronic, pursuant to a Guaranty made as of November 2, 2007 by Medtronic to the New Lender.

The New Facility was used to refinance the Company’s current Credit Agreement and will also be used to retire other debt obligations of the Company. In addition to certain initial fees, the Company is obligated to pay a commitment fee based on the total revolving commitment.

Each Revolving Loan under the New Credit Agreement shall be, at the Company’s request, either an Alternate Base Rate Loan or a Eurodollar Loan. Each Alternate Base Rate Loan accrues interest at a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. The Prime Rate is the rate of interest per annum publicly announced from time to time by the Lender as its base rate in effect at its office in New York, New York. Each Eurodollar Loan accrues interest at a rate per annum equal to the LIBO Rate plus 0.185%. The LIBO Rate is the rate appearing on page 3750 of the Moneyline Telerate Markets screen at approximately 11:00 a.m., London time, two business days prior to the commencement of an interest period, as the rate for dollar deposits with a maturity comparable to such interest period.

The New Credit Agreement contains customary representations and warranties of the Company as well as affirmative covenants regarding the Company. Upon the occurrence of an event of default under the New Credit Agreement, the New Lender could elect to declare all amounts outstanding under the New Facility to be immediately due and payable. Events of default under the New Credit Agreement include payment defaults, breaches of covenants, bankruptcy events and a change in control of the Company.

Convertible Senior Notes

In February 2007, the Company issued $200,000,000 aggregate principal amount of Convertible Senior Notes due 2012 (the “2012 Notes”) and $200,000,000 aggregate principal amount of Convertible Senior Notes due 2014 (the “2014 Notes”), collectively, the “notes”. Interest on the 2012 Notes is paid semiannually at a rate of 1.00% per year and interest on the 2014 notes is paid semiannually at a rate of 1.25% per year. The indenture, dated as of February 6, 2007, between Kyphon and U.S. Bank National Association, as trustee (the “Indenture”), governing the notes provides that both the 2012 Notes and the 2014 Notes will be convertible into cash up to the principal amount, and if applicable, shares of common stock in respect of any conversion value above the principal amount, based on an initial conversion rate of 17.1951 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $58.16 per share. The notes may be converted by the holders only under the following circumstances: (1) during any fiscal quarter beginning after June 30, 2007 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price; (2) during the five business-day period after any five consecutive trading-day period (the “Measurement Period”) in which the trading price per $1,000 principal amount of note for each day of such Measurement Period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such day; (3) upon the occurrence of certain specified corporate transactions; and (4) with respect to the 2012 Notes, at any time on or after December 1, 2011, and with respect to the 2014 Notes, at any time on or after December 1, 2013, in each case through the third business day preceding the applicable maturity date.

The Indenture provides that the conversion rate is subject to adjustment in some events but will not be adjusted for accrued interest. Upon conversion, the Company will pay cash and shares of common stock, if any, based on a daily conversion value calculated during a 30 trading-day observation period.

The notes rank equal in right of payment to all of the Company’s other existing and future senior unsecured indebtedness. The notes rank senior in right of payment to all of the Company’s existing and future subordinated indebtedness and effectively subordinated in right of payment to all of its subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to its secured obligations to the extent of the assets securing such obligation.

In connection with the sale and issuance of the notes the Company incurred underwriting commissions of $10,000,000 which were reflected as a debt discount and are being accreted to interest expense over the respective terms of the notes.

The Company has entered into a registration rights agreement under which it agreed, subject to certain conditions, to file a shelf registration statement covering the resale by holders of the notes and the common stock issuable upon conversion of the notes. Under the terms of the registration rights agreement, if the shelf registration statement is not filed or effective within a defined time period, the Company is subjected to additional interest penalties. As of September 30, 2007, the Company has not filed its shelf registration statement and, therefore, has incurred additional interest expense of approximately $559,000.

The Company concluded that the embedded stock conversion option is not considered a derivative under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) because the embedded stock conversion option would be recorded in stockholders’ equity if it were a freestanding instrument per Emerging Issues Task Force (“EITF”) Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF No. 00-19”). The Company has concluded that the notes are accounted for similar to traditional convertible debt (that is, as a combined instrument) because the embedded stock conversion option meets the requirements of EITF No. 00-19, including the provisions contained in paragraphs 12–32 of EITF No. 00-19.  Accordingly, the embedded stock conversion option is not separated as a derivative.

In connection with the offering, the Company entered into convertible note hedge transactions with affiliates of the initial purchasers. These transactions are intended to reduce the potential dilution to the Company’s stockholders upon any future conversion of the notes. The call options, which cost an aggregate $112,000,000, were recorded as a reduction of additional paid-in capital. The Company also entered into warrant transactions concurrently with the offering, pursuant to which it sold warrants to purchase its own common stock to the same counterparties that entered into the convertible note hedge transactions. The convertible note hedge and warrant transactions effectively increased the conversion price of the convertible notes to approximately $75.04 per share of the Company’s common stock. Proceeds received from the issuance of the warrants totaled approximately $77,000,000 and were recorded as an addition to additional paid-in capital.

EITF No. 00-19 provides that contracts are initially classified as equity if (1) the contract requires physical settlement or net-share settlement, or (2) the contract gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The settlement terms of the Company’s purchased call options and sold warrant contracts require net share settlement. Based on the guidance from EITF No. 00-19 and SFAS No. 133, the purchased call option contracts were recorded as a reduction of equity and the warrants were recorded as an addition to equity as of the trade date. SFAS No. 133 states that a reporting entity shall not consider contracts to be derivative instruments if the contract issued or held by the reporting entity is both indexed to its own stock and classified in stockholders’ equity in its statement of financial position. The Company concluded the purchased call option contracts and the warrant contracts should be accounted for in stockholders’ equity.

In February 2007, the Company used the remaining proceeds of approximately $355,000,000 net of underwriting costs and the hedge and warrant transactions, together with borrowings under the Revolving Credit Facility, to retire the $425,000,000 Term Loan Facility incurred to complete the acquisition of St. Francis.

On October 17, 2007, in connection with the Merger with Medtronic, the Company delivered a notice to the holders of its notes, each governed by the Indenture that an anticipated Fundamental Change (as defined in the Indenture) would occur upon the consummation of the Merger. Holders may surrender their notes for conversion at any time during the period that (i) begins on, and includes, October 17, 2007, the date of the notice and (ii) ends on December 12, 2007. As a result of the notice to the holders of its notes the Company will accelerate the amortization of the remaining associated debt discount (as of September 30, 2007 approximately $8,857,000) to interest expense over the remaining term of the notes. Holders who elect to convert their senior notes are entitled to a “make-whole” premium in the form of an increase in conversion rate. This additional obligation will be charged to interest expense upon conversion of the notes.

On November 8, 2007, the Company commenced a tender offer to purchase the notes subject to the terms and conditions of the Notice of Fundamental Change and Offer to Purchase, as amended and supplemented from time to time, the Indenture governing the notes and the notes, for a purchase price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including any additional interest and reporting interest) to but excluding the payment date, currently scheduled to be December 12, 2007 unless the expiration time is extended by the Company.

In connection with the Merger, the Company will unwind the convertible note hedge transactions. In addition, the Merger will result in the cancellation and payment of the warrants by the Company to the hedge participants.

NOTE 10—Commitments and Contingencies:

Facility Leases

In July 2007, the Company completed construction of a facility in Neuchâtel, Switzerland to conduct manufacturing, distribution, administrative and certain research and development activities to support the growth of the Company’s international business. The aggregate future minimum lease payments are approximately $25,805,000. The term of the lease is for a period of approximately fifteen years. The Company was responsible for a significant portion of the construction costs and therefore was deemed, for accounting purposes, to be the owner of the building during the construction period, in accordance with Emerging Issues Task Force (“EITF”) No. 97-10, The Effect of Lessee Involvement in Asset Construction. At September 30, 2007, the Company has recorded the $15,717,000 value of the building constructed within property and equipment on its consolidated balance sheet, with an offsetting increase to current and non-current liabilities.

Future minimum lease payments, including principal and interest, under this lease were as follows at September 30, 2007 (in thousands):

Amount
Remainder of 2007	$—
Year ending December 31, 2008	1,759
Year ending December 31, 2009	1,759
Year ending December 31, 2010	1,759
Year ending December 31, 2011	1,759
After 2011	18,769
Total minimum payments	25,805
Amount representing interest	10,088
Total	$15,717

In October 2007, the Company entered into a two-year facility lease agreement in Japan with future payment obligations of approximately $2,384,000.

Contingencies

In November 2005, Dr. Harvinder Sandhu, an orthopaedic surgeon, and the Company filed suit in federal district court in Memphis, Tennessee against Medtronic Sofamor Danek (“MSD”) and several other related corporate entities seeking damages and injunctive relief in connection with MSD’s Arcuate XP product. Medtronic counterclaimed against Dr. Sandhu and the Company for various breach of contract claims. The Company is also presently asserting four of its U.S. patents (numbers 4,969,888, 5,108,404, 6,235,043, and 6,863,672) against MSD’s Arcuate XP product. Although trial was set for March 2008, all proceedings have now been stayed indefinitely in light of the Merger of the Company with Medtronic on November 2, 2007 and the Company expects this litigation to be dismissed with prejudice.

In April 2006, MSD and several related entities filed suit against the Company in federal district court in the Northern District of California, alleging that the Company’s KyphX vertebral bone tamps and/or related products infringe what presently constitute four balloon catheter patents (numbers 4,820,349, 5,759,191, 6,179,856 and 5,759,173). Although trial was scheduled for January 2008 and a Markman hearing was conducted in April 2007 to determine the scope of the four asserted patents, all proceedings have now been stayed indefinitely in light of the Merger of the Company with Medtronic on November 2, 2007 and the Company expects this litigation to be dismissed with prejudice.

During 2005, a U.S. Attorney’s Office (“USAO”) in New York received a complaint, which the Company believes is a qui tam complaint, that alleges impropriety in the Company’s business. Qui tam is a provision under the False Claims Act (“FCA”) (31 U.S.C. § 3729 et seq.), which allows for a private individual, sometimes known as a whistleblower, with alleged knowledge of past or present fraud on the U.S. federal government, to bring suit on behalf of the government. The USAO began an investigation into the Company’s sales and marketing practices, including how the Company’s employees communicated with customers during 2000-2006 regarding the Medicare reimbursement available to hospitals and the appropriate site-of-service for using the Company’s products in surgical procedures. Although the Company continues to believe that it is in substantial compliance with all healthcare laws applicable to it, the Company chose to voluntarily cooperate with the USAO throughout the investigation, through the production of documents and management interviews, to permit the USAO to develop an informed opinion on how to resolve its investigation.  Discussions between the Company and the USAO progressed, and on October 26, 2007, representatives of the Company and the USAO reached an understanding that they would mutually recommend that the matters be resolved and related complaints would be dismissed in exchange for a payment of $75,000,000 without any admission of liability and contingent on the full resolution of related issues and agreement by the parties on other terms and conditions. Any recommendations are subject to final approval  by the United States Department of Justice and the Company. The Company accrues for contingencies when it is probable that an obligation has been incurred and the amount can be reasonably estimated. As a result of the proposed settlement to pay $75,000,000, the Company has recorded the expense within operations during the three months ended September 30, 2007. If the Company is ultimately unable to reach a consensual resolution with the government, the Company may seek to defend itself, its officers and its employees through other means, including litigation. The Company’s business and financial condition could be materially adversely affected by the investigation, including aspects of the investigation or legal process that are directed towards physicians and the Company’s customers, and by any enforcement action or litigation against the Company.

In June 2006, a lawsuit was filed against the Company in federal district court in the Northern District of California that presently involves seven of the Company’s current and former female U.S. based sales employees. The lawsuit alleges, among other things, that the Company has engaged in gender discrimination and retaliation against plaintiffs, and also contends that they and their lawyers should be permitted to represent an alleged class of all of the Company’s present and former female Spine Education Specialists, Spine Associates and Spine Consultants because all of those women were also allegedly discriminated against on account of their gender.  Although the plaintiffs originally claimed that they were due assorted damages of at least $100,000,000, several elements of their original complaint have now been dismissed or stricken with prejudice as a result of motion practice by the Company, which would significantly reduce any possible monetary recovery available from the Company in the event they were to prevail. In addition, in October 2007, the federal court again struck the class allegation portions of plaintiff’s complaint without prejudice to a final additional attempt by plaintiffs to amend their complaint to try to plead non-defective class allegations. If plaintiffs choose to amend their complaint in this manner, the Company will determine whether to again challenge their class allegations as defective. Although this litigation has now been pending for 18 months, the case remains in its early stages; no answer has yet been filed, no trial date has been set and only very limited discovery has occurred. Although the Company intends to vigorously defend plaintiffs’ lawsuit, this lawsuit threatens its reputation and subjects the Company to potential liability for significant damages. While the Company believes it has multiple meritorious defenses to this action, it cannot provide assurance that it ultimately will prevail on any issue in the litigation or that the Company will be able to successfully defend against plaintiffs’ charges. Failure to successfully defend against this action could harm the Company’s business, financial condition and operating results. Due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate outcome of this matter at this time and, therefore, cannot estimate the range of possible loss. No provision for any liability that may result upon resolution of this matter has been made in the accompanying financial statements.

From time to time, the Company may become involved in litigation relating to additional claims arising from the ordinary course of business. Management of the Company does not believe the final disposition of these matters will have a material adverse affect on the financial position, results of operations or cash flows of the Company.

NOTE 11—Provision for Income Taxes:

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“FAS 109”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on reversing amounts previously recognized as tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure, and transition.

The Company adopted FIN 48 effective January 1, 2007. As a result of the implementation of FIN 48, the Company recognized a $560,000 increase in liability for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007 balance of retained earnings. As of September 30, 2007, the Company has unrecognized tax benefits of approximately $8,081,000 compared with approximately $6,349,000 as of January 1, 2007. Of the total unrecognized tax benefits, $4,490,000 if recognized would result in a reduction of the Company’s effective tax rate compared with approximately $3,466,000 as of January 1, 2007. The Company does not anticipate that total unrecognized tax benefits will significantly change due to the settlement of audits and the expiration of statute of limitations within the next 12 months. The Company is subject to audit by the IRS and California Franchise Tax Board for all years since inception.

The Company’s policy is to recognize interest related to unrecognized tax benefits as interest expense and penalties as operating expenses. For the nine months ended September 30, 2007, the Company recognized approximately $425,000, respectively, in potential interest and penalties with respect to unrecognized tax benefits.

Provision for income taxes was $8,340,000 at an effective tax rate of -14.6% for the three months ended September 30, 2007 as compared to $7,780,000 at an effective tax rate of 44.9% for the same period in 2006. Provision for income taxes was $16,270,000 at an effective tax rate of -26.8% for the nine months ended September 30, 2007 as compared to $21,720,000 at an effective tax rate of 44.1% for the same period in 2006. The effective tax rate for the three and nine months ended September 30, 2007 reflects the impact of the in-process research and development charge related to the St. Francis acquisition and litigation charge related to our proposed settlement with the USAO, which are nondeductible for tax reporting purposes.

NOTE 12—Recent Accounting Pronouncements:

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007 and are to be applied prospectively. The Company is currently evaluating the impact, if any, the adoption of SFAS No. 157 will have on its financial position and operating results.

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option For Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159 requires the fair value of the assets and liabilities that the company has chosen to fair value be shown on the face of the balance sheet. SFAS No. 159 also requires companies to provide additional information to enable users of the financial statements to understand the company’s reasons for electing the fair value option and how changes in the fair values affect earnings for the period. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the potential impact, if any, the adoption of SFAS No. 159 will have on its financial position and operating results.

In June 2007, the FASB ratified EITF Issue No. 07-3, “Accounting for nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” (“EITF No. 07-3”). EITF No. 07-3 requires nonrefundable advance payments for goods and services that will be used or rendered for future research and development activities be deferred and capitalized. Such amounts should be recognized as an expense as the goods are delivered or the related services are performed. EITF No. 07-3 is effective for fiscal years beginning after December 15, 2007. The Company is currently evaluating the potential impact, if any, EITF No. 07-3 may have on its financial position and operating results.